                        CENTOCOR, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                (In thousands)

December 31,                                                                   1995                    1994
-------------------------------------------------------------              ------------            ------------

ASSETS
Current assets:

         Cash and cash equivalents  (Notes 5, 9, 13 and 20)                   $16,002                   $78,925
         Short-term investments (Notes 5, 9 and 13)                           115,435                   102,663
         Accounts and contracts receivable                                     11,489                    11,842
         Interest receivable                                                    1,648                     1,082
         Inventory (Note 6)                                                    20,783                    16,682
         Prepaid expenses                                                       2,959                     2,722
         Other current assets                                                     653                     1,041
                                                                           ----------                ----------
                                                                              168,969                   214,957

Fixed assets (Notes 9 and 19):
         Land and buildings                                                    72,980                    71,137
         Equipment, furniture, fixtures and
            improvements                                                       69,884                    60,671
                                                                           ----------                ----------
                                                                              142,864                   131,808
         Less accumulated depreciation                                        (74,727)                  (61,768)
                                                                           ----------                ----------
                                                                               68,137                    70,040

Long-term investments (Note 5)                                                  5,769                     2,919

Intangible and other assets (Note 7)                                           17,409                    17,999
                                                                           ----------                ----------
             Total assets                                                    $260,284                  $305,915
                                                                           ==========                ==========

See accompanying Notes to Consolidated Financial Statements.

                        CENTOCOR, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONT'D.)

                                (In thousands)


          December 31,                                       1995                  1994
----------------------------------------                  ----------            ----------
LIABILITIES  AND  SHAREHOLDERS'  EQUITY
Current liabilities:

          Accounts payable                                   $4,126                $6,383
          Accrued expenses  (Note 8)                         26,139                26,378
          Unearned revenues                                      83                 1,407
          Note payable (Note 9)                               7,500                 6,897
          Current portion of
            long-term debt (Note 9)                          18,289                26,182
                                                         ----------            ----------
                                                             56,137                67,247

Long-term debt (Notes 9 and 20)                             231,640               231,640


Other liabilities                                             1,286                 1,240

Minority interest                                               617                   510

Shareholders' equity (Notes 3, 10, 13 and 20):
          Preferred Stock, $.01 par value,
          10,000 shares authorized, none issued                   -                     -
          Common Stock, $.01 par value,
           100,000 shares authorized and
           58,538 and 57,081 issued and
            outstanding at December 31, 1995
            and 1994, respectively                              585                   571
          Additional paid-in capital                        770,068               750,175
          Accumulated Deficit                              (808,839)             (751,707)
         Unrealized gain on marketable
            securities                                        2,342                     -
          Cumulative foreign currency
            translation adjustments                           6,448                 6,239
                                                         ----------            ----------
                                                            (29,396)                5,278
                                                         ----------            ----------
              Total liabilities and
                shareholders' equity                       $260,284              $305,915
                                                         ==========            ==========

See accompanying Notes to Consolidated Financial Statements.

                        CENTOCOR, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands except per share data)

------------------------------------------------------------------------------------------------------
For the years  ended December 31,                               1995            1994           1993
------------------------------------------------------------------------------------------------------
Revenues:
  Sales                                                         $65,001         $39,984        $48,071
  Contracts (including related party revenues of:
  $1,652 in 1994, $10,109 in 1993) (Note 12)                     13,915          27,242         27,859
                                                                -------         -------        -------
                                                                 78,916          67,226         75,930
Costs and expenses:
  Cost of sales                                                  29,166          15,984         15,819
  Research and development (including contract
    revenue related party expenses of $1,572
    in 1994 and $9,414 in 1993)                                  66,235          70,003         66,113
  Marketing, general and administrative (including
    contract revenue related party expenses of $343
    in 1994 and $2,327 in 1993)                                  29,176          25,369         35,864
  Charge for acquired research and
    development (Note 13)                                            --          36,966             --
  Other charges (Note 19)                                         1,642          24,968         12,887
                                                                -------         -------        -------
                                                                126,219         173,290        130,683
Other income (expenses):
  Interest income                                                10,126           5,999          4,192
  Interest expense                                              (17,001)        (19,821)       (20,087)
  Net loss on long-term investments (Note 14)                        --          (3,649)        (2,477)
  Litigation settlement (Note 14)                                (3,750)         (1,275)            --
  Other                                                             796          (1,848)        (1,254)
                                                                -------         -------        -------
                                                                 (9,829)        (20,594)       (19,626)

Net loss                                                       ($57,132)      ($126,658)      ($74,379)
                                                               =========       =========      =========

Net loss per share                                               ($0.98)         ($2.55)        ($1.79)
                                                                =======         =======        =======
Weighted average number of shares
  outstanding                                                    58,207          49,597         41,482
                                                                =======         =======        =======

See accompanying Notes to Consolidated Financial Statements.

                        CENTOCOR, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)

----------------------------------------------------------------------------------------------------
Year ended December 31,                                      1995            1994           1993
----------------------------------------------------------------------------------------------------
Cash flows used for operating activities:
  Net loss                                                  ($57,132)      ($126,658)      ($74,379)
  Adjustments to reconcile net loss to net cash
   used for operating activities:
     Charge for acquired research and development                  -          36,966              -
     Special charges                                               -           9,145          6,528
     Net loss on long-term investments                             -           3,649          2,477
     Provisions for depreciation and amortization             16,394          18,164         25,804
     Amortization of deferred income                          (1,616)         (3,067)          (268)
     Other                                                       204           2,413          1,157
     Changes in assets and liabilities:
              Accounts and contracts receivable                  378           1,330            490
              Interest receivable                               (542)           (466)         1,296
              Inventory                                       (4,519)         (2,344)          (591)
              Prepaid expenses                                (3,568)         (2,809)        (1,606)
              Other current assets                               462              81            529
              Intangible and other assets                     (1,456)         (1,423)        (1,759)
              Accounts payable                                (2,425)           (962)         2,753
              Unearned revenue                                    46           1,675            152
              Accrued expenses and other liabilities          (2,941)         (1,162)        (5,157)
              Other long-term liabilities                        164             948            277
                                                            ---------      ----------      ---------
    Net cash used for operating activities                   (56,551)        (64,520)       (42,297)

  Cash flows (used for) from investing activities:
    Purchases of investments                                (147,381)        (98,808)      (168,643)
    Sales of investments                                     136,490         127,250        203,840
    Purchases of fixed assets                                 (4,845)         (4,555)        (2,008)
    Proceeds from sale of St. Louis facility                       -               -         11,913
    Acquisition of Tocor II, net of cash acquired                  -           3,991              -
                                                            ---------      ----------      ---------
     Net cash (used for) from investing activities           (15,736)         27,878         45,102

  Cash flows from financing activities:
    Net proceeds from issuance of  Common Stock               18,557          71,633         23,123
    Proceeds from issuance of debt                                 -               -          2,500
    Reduction of  debt                                        (9,615)         (2,788)        (9,453)
                                                            ---------      ----------      ---------
     Net cash from financing activities                        8,942          68,845         16,170
  Effect of foreign currency translation                         422             512         (1,261)
                                                            ---------      ----------      ---------
  Net (decrease) increase in cash and cash equivalents       (62,923)         32,715         17,714
  Beginning cash and cash equivalents                         78,925          46,210         28,496
                                                            ---------      ----------      ---------

  Ending cash and cash equivalents                           $16,002         $78,925        $46,210
                                                            =========      ==========      =========


  See accompanying Notes to Consolidated Financial Statements.

                        CENTOCOR, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (In thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                     Common Stock                                  Net Unrealized      Cumulative
                                                ---------------------                              gain (loss) on   foreign currency
                                                Number of                Additional    Accumulated   Marketable       translation
                                                 shares    Par value   paid in capital   Deficit     Securities       adjustments
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                       41,192       $412         $575,072  $(550,670)             -            $5,907

Issued to Glaxo Wellcome plc (Note 10)              2,000         20           19,980          -              -                 -
Issued upon exercise of options and
  warrants or as stock grants                         329          3            2,908          -              -                 -
Issued to employee benefit plan                        57          1              970          -              -                 -
Vested pursuant to
  restricted stock award plan                          94          1            2,208          -              -                 -
Translation adjustments                                 -          -                -          -              -              (992)
Carrying value adjustments                              -          -                -          -           (635)                -
Net loss                                                -          -                -    (74,379)             -                 -
                                              --------------------------------------------------------------------------------------
Balance at December 31, 1993                       43,672        437          601,138   (625,049)          (635)            4,915

Issued to Glaxo Wellcome plc (Note 10)                140          1            3,500          -              -                 -
Issued pursuant to the Tocor II
 exchange offer (Note 13)                           7,014         70           84,259          -              -                 -
Warrants retired pursuant to Tocor II
 exchange offer (Note 13)                               -          -           (8,492)         -              -                 -
Issued upon exercise of options and
  warrants or as stock grants                       6,151         62           68,070          -              -                 -
Issued to employee benefit plan                        17          -              208          -              -                 -
Vested pursuant to
  restricted stock award plan                          87          1            1,492          -              -                 -
Translation adjustments                                 -          -                -          -              -             1,324
Carrying value adjustments                              -          -                -          -            635                 -
Net loss                                                -          -                -   (126,658)             -                 -
                                              --------------------------------------------------------------------------------------
Balance at December 31, 1994                       57,081        571          750,175   (751,707)             -             6,239

Issued upon exercise of options and
  warrants or as stock grants                       1,388         14           18,323          -              -                 -
Issued to employee benefit plan                        31          -              511          -              -                 -
Vested pursuant to
  restricted stock award plan                          38          -            1,059          -              -                 -
Translation adjustments                                 -          -                           -              -               209
Carrying value adjustments                              -          -                -          -          2,342                 -
Net loss                                                -          -                -    (57,132)             -                 -
                                              --------------------------------------------------------------------------------------
Balance at December 31, 1995 (Note 20)             58,538       $585         $770,068  $(808,839)        $2,342            $6,448
                                              ======================================================================================


See accompanying Notes to Consolidated Financial Statements.

                  Notes to Consolidated Financial Statements




Note 1
Description of Business

     Centocor is a biotechnology company that develops therapeutic and diagnostic human health care products for cardiovascular, autoimmune and infectious diseases and cancer. The Company concentrates on research and development, manufacturing and market development, with a primary technological focus on monoclonal antibodies, with additional programs in genetic vaccines and peptides.

Note 2
Summary of Significant Accounting Policies

     Basis of Presentation
     ---------------------

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries and joint ventures.

     Use of estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Investments
     -----------

     The Company classifies investments with original maturities of three months or less as cash equivalents. Investments with maturities of one year or less are classified as short-term.

     Short-term marketable securities are carried at cost, which approximates market value. Long-term debt securities which the Company has the ability and intent to hold until maturity are carried at cost. The equity investments classified as available for sale are carried at estimated fair value with unrealized gains and losses recorded as a component of shareholders' equity.

     Inventory
     ---------

     Inventory is stated at the lower of cost or market value using the first-in, first-out method for diagnostic product inventories and the average cost method for pharmaceutical product inventories.

                  Notes to Consolidated Financial Statements




     Inventories have various expiration dates. Reserves are provided for inventories which are likely to expire prior to sale or are likely to otherwise not be available for sale.

     Fixed Assets and Depreciation
     -----------------------------

     Fixed assets are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, the depreciable lives are as follows:

     Equipment and Furniture and Fixtures         3-5 years
     Land improvements                             10 years
     Leasehold improvements                        10 years
     Building and Building improvements          31.5 years

Leasehold improvements are amortized over the applicable lease period or their estimated useful lives, whichever is shorter. Maintenance and repairs are charged to expense, and major renewals and improvements are capitalized.

     Intangible Assets
     -----------------

     Intangible assets are stated at cost, net of accumulated amortization. Amortization is provided using the straight-line method over the estimated useful lives of the assets, generally 10 to 20 years. Intangible assets at December 31, 1995 and 1994 were $8,445,000 and $9,653,000, respectively, net of accumulated amortization of $7,282,000 and $4,229,000 at December 31, 1995 and 1994, respectively. Licensing agreements, goodwill and other assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of the asset may not be recoverable. Impairment is evaluated by using identified or expected cashflows.

     Revenue Recognition
     -------------------

     For contracts under which the Company is reimbursed for expenses, revenue is recognized as the related expenses are incurred. Non-refundable fees or milestone payments in connection with research and development or commercialization agreements are recognized when they are earned in accordance with the applicable performance requirements and contractual terms. Payments received which are related to future performance are deferred and recognized as revenue over the specified future performance periods.

     Sales revenues are recognized at the time the goods are shipped or when title to the goods passes to the buyer.

                  Notes to Consolidated Financial Statements




     Income Taxes
     ------------

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The Company has a net operating loss carryforward for tax purposes that begins to expire in 2005. Since realization of the tax benefit associated with this carryforward is not assured, a valuation allowance was recorded against this tax benefit. In addition, pursuant to the Tax Reform Act of 1986, the annual utilization of these losses may be limited. The Company believes that any such limitation will not have a material impact on the utilization of these carryforwards.

     Per Share Data
     --------------

     Per share data are calculated using the weighted average number of outstanding shares of Common Stock. Common Stock issuable upon the exercise of stock options or warrants and upon the vesting of restricted stock awards are included in the per share calculations only to the extent their inclusion would have an aggregate dilutive effect. Common Stock issuable upon conversion of convertible debt securities are included only in the fully diluted per share calculations to the extent their inclusion would have a dilutive effect.

     Foreign Currency Translation
     ----------------------------

     Assets and liabilities of subsidiaries denominated in foreign currencies are translated at rates in effect at the appropriate year-end. Revenues and expenses of such subsidiaries are translated at average rates of exchange for the period of operation. The differences resulting from such translation as compared to the equity of such subsidiaries translated at historical rates are included in cumulative foreign currency translation adjustments, a separate component of shareholders' equity.

     New Accounting Standards
     ------------------------

     In June 1995, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed of" which requires companies to review long-lived assets and certain identifiable intangibles to be held, used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is required to adopt Statement 121 for 1996. The Company believes the adoption of Statement 121 will not have a significant effect on its financial statements.

                  Notes to Consolidated Financial Statements




     In November 1995, the FASB issued Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation ("Statement 123"), which is effective for transactions entered into in fiscal years beginning after December 15, 1995. The Company is currently evaluating the requirements of Statement 123.

Note 3

Commitments and Contingencies

     Liquidity and Capital Resources
     -------------------------------

     The Company has incurred significant operating expenses attempting to develop therapeutic and diagnostic products. The Company's product sales have not produced sufficient revenues to cover the Company's operating costs. Consequently, the Company has experienced substantial net cash outflows, which have been only partially offset by significant contract revenues received through collaborative alliances with pharmaceutical companies and the Company's financing activities.

     The Company's future financial condition is highly dependent upon the reduction of the Company's rate of net cash outflows and, ultimately, upon the achievement of significant and sustained levels of therapeutic product sales. For the year ended December 31, 1995, sales of the Company's products, including ReoPro and Panorex, did not generate sufficient revenue to result in positive cash flow for the year. Under the Company's strategy of entering into collaborative alliances with established pharmaceutical companies, the Company generally shares sales revenues from products covered by such arrangements with its partners. There can be no assurance that those products, in conjunction with the Company's therapeutic product candidates under development and diagnostic products, will achieve a level of sales sufficient to generate positive cash flow from operations for the Company, given the current and currently anticipated future scope of the Company's operations. The level of future sales of both diagnostic and therapeutic products will be dependent upon several factors, including, but not limited to, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and the degree of acceptance of the Company's products in the marketplace. There can be no assurance that FDA or other regulatory approvals expanding the authorized use of ReoPro and Panorex or permitting the commercial sale of any of the Company's product candidates under development will be obtained. Failure to obtain additional timely FDA or other regulatory approvals for the use of ReoPro and Panorex or other product candidates will have a material adverse effect on the Company.

     Until significant and sustained levels of therapeutic product sales are achieved, the

                  Notes to Consolidated Financial Statements




Company expects that it will need to secure significant additional funding in the future from collaborative arrangements with pharmaceutical companies or from the capital markets. There can be no assurance that sufficient additional funding will be available to the Company or that the Company can obtain additional collaborations with established pharmaceutical companies and receive payments for product rights and/or the achievement of milestones under such collaborative agreements. Even if the Company obtains such funding, there can be no assurance that such funding will be sufficient to sustain the Company's operations until it generates positive cash flows from operations.

     Legal Proceedings
     -----------------

     In October 1992, the Company was served with a complaint filed by the Velos Group, a Maryland partnership ("Velos"), in the U.S. District Court for the District of Maryland. The complaint primarily alleged that the Company breached certain provisions of a license agreement between Velos and the Company pursuant to which the Company has exclusive rights to U.S. Patent No. 5,057,598, as well as various patent application and foreign patents. The patents and applications include claims relating to monoclonal antibodies used in treating manifestations of Gram-negative bacterial infections, the targeted indication of HA-1A. The complaint sought declaratory relief and monetary relief in excess of $100,000,000, and requested that the Company place in escrow one-half of the amounts received by the Company in 1992 pursuant to its agreements with Eli Lilly and Company ("Lilly"). The complaint did not seek to terminate or rescind any of the Company's rights under the license agreement. The Company answered the complaint and asserted affirmative defenses and counterclaims on January 7, 1993, but the counterclaims and certain affirmative defenses were dismissed on June 22, 1993 with leave to replead. On July 28, 1993, the Court permitted plaintiff to file an amended complaint that updated some of the claims in the original complaint but otherwise reasserted the basic factual allegations and, with one minor exception, relied upon the same legal theories. On August 27, 1993, the Company filed its Answer, Affirmative Defenses and Counterclaim for Damages and Equitable Relief, to the amended complaint (the "Amended Answer"). In the Amended Answer, the Company again denied all of the allegations made by Velos and stated certain affirmative defenses and counterclaims against Velos with respect to the license agreement, based on theories of (i) failure of consideration, (ii) fraud in the inducement and (iii) unilateral mistake as to facts, which mistake was induced by the fraudulent misrepresentation of Velos. On September 22, 1993, plaintiff moved to dismiss the Company's counterclaims and to strike certain of the Company's affirmative defenses. On February 6, 1995, the motion was denied. Discovery is in progress, and trial is scheduled for November 1996. The Company has moved for partial summary judgment with respect to the plaintiff's claim that under its license agreement, Lilly is allegedly a sublicensee of Centocor, thereby purportedly entitling plaintiff to a significant

                  Notes to Consolidated Financial Statements




part of the funds paid by Lilly to Centocor. The Company believes that the allegations of Velos are without merit and intends to vigorously defend this suit and to pursue its counterclaim.

     On December 23, 1993, a purported class action captioned Peter Cordaro v. Hubert J.P. Schoemaker, Stelios Papadopoulos, Marc Feldmann, David Golden, Centocor and Tocor II was filed in the Court of Common Pleas of Chester County, Pennsylvania. The complaint alleges that the defendants breached their fiduciary duties to Tocor II Unitholders by, among other things, making an offer to exchange shares of the Company's Common Stock for Tocor II Units, recommending acceptance of the exchange offer, and failing to maximize shareholder value. The complaint sought, among other relief, an injunction against consummation of the exchange offer, the establishment of a "truly independent" special committee and the retention of a financial advisor to consider the exchange offer, and an award of damages (including rescissionary damages), costs and plaintiff's counsel fees. Plaintiff took no additional action to obtain an injunction and the exchange offer was made and consummated. A motion for class certification is pending. No trial date has been fixed. The Company believes that the allegations set forth in the complaint are without merit and intends to vigorously defend this suit.

     In July 1995, PaineWebber Development Corporation ("PaineWebber"), a wholly-owned subsidiary of Paine Webber Group Inc., caused suits to be filed against the Company by two research and development partnerships formed in the mid-1980s by PaineWebber and managed by it since then. The two PaineWebber partnerships (PaineWebber R&D Partners, L.P. and PaineWebber R&D Partners II, L.P.) were, respectively, investors in Centocor Partners II, L.P. ("CPII") and CPIII, research partnerships for which PaineWebber acted as the sales agent and in other capacities. The Company purchased the limited partners' interests in CPII in February 1992 and that partnership was then dissolved. The suit by PaineWebber R&D Partners, L.P., was filed in the Supreme Court of the State of New York, County of New York, and purports to be a class action on behalf of all former limited partners of CPII. The complaint charges that some portion of the $100 million paid by Lilly to the Company in July 1992 constituted revenues to the Company for the licensing, sublicensing or sale of HA-1A and that the Company is obligated to pay a percentage thereof to the former limited partners of CPII, in addition to amounts already paid. The theories of recovery are similar to those asserted by Velos in 1992, as described above. The Company has moved to dismiss the New York suit on the ground that it was brought in an inconvenient forum. The suit by PaineWebber R&D II, L.P., was filed in the Court of Chancery of the State of Delaware. In the complaint in this action, the plaintiff seeks to sue derivatively on behalf of CPIII. CPIII is named as a nominal defendant and the Company and Centocor Development Corporation III ("CDC III"), a wholly owned subsidiary of the Company which acts as the general

                  Notes to Consolidated Financial Statements




partner of CPIII are named as defendants against whom relief is sought. The claim in this case is that at least $25 million of the money paid by Lilly to the Company in 1992 represented profits from the marketing of ReoPro, obligating the Company to pay a portion thereof to CPIII, and that the Company is obligated to pay an increased percentage of the profits from ReoPro to CPIII going forward. The Company answered the complaint in the Delaware action and filed a cross-claim against nominal defendant CPIII and a third-party complaint against PaineWebber Group Inc. and PaineWebber. On November 1, 1995, an additional suit was commenced in the Delaware Court of Chancery by John E. Abdo, a limited partner of CPIII, against the Company, CDC III and certain of their officers and directors. The complaint, filed derivatively on behalf of CPIII, asserts claims, inter alia, for breach of contract, breach of fiduciary duty, common law fraud, and conspiracy and aiding and abetting. The Company answered this complaint and also filed a cross-claim against nominal defendant CPIII and a third party complaint against PaineWebber Group Inc. and PaineWebber. The two Delaware suits have been consolidated and discovery is proceeding. No trial date has been fixed. In addition, on February 13, 1996, an additional suit was filed in the Court of Common Pleas for Chester County for the Commonwealth of Pennsylvania by an alleged former limited partner in CPII, against the Company, Lilly and an officer and a director of the Company. The complaint purports to be a class action on behalf of all former limited partners of CPII and asserts claims of breach of contract, breach of fiduciary duty and breach of duty of good faith and fair dealing and states theories of recovery similar to those asserted by PaineWebber R&D Partners, L.P., as described above. The Company believes that the allegations of the plaintiffs in these suits are without merit and intends to vigorously defend them.

     While it is not possible to predict with certainty the eventual outcome of these matters, the Company believes that the foregoing proceedings will not have a material adverse effect on the financial position of the Company.

Partnerships
------------

     Centocor has an exclusive option to purchase the limited partnership interests in CPIII. Centocor's option to purchase the limited partnership interests in CPIII is exercisable upon the earlier of (a) each limited partner having received distributions related to sales of the CPIII products equal to 15% of the total capital contributions of such limited partner (approximately

                  Notes to Consolidated Financial Statements




$7,926,000 in the aggregate) and the expiration of at least 24 months after the first commercial sale of a CPIII product or (b) the expiration of at least 48 months after the first commercial sale of a CPIII product; but, in any event, not prior to the expiration of the then applicable long-term capital gains holding period after the expenditure by the Company of all funds paid to it pursuant to the Development Agreement with CPIII. Centocor commenced commercial sales of ReoPro in January 1995 and, as of December 31, 1995, the limited partners of CPIII had received cumulative distributions of approximately $1,796,000. If the Company elects to exercise this option, the Company must make an advance payment of approximately $13,598,000 in cash or, at the Company's election, approximately $15,229,000 in shares of the Company's Common Stock, and future payments generally of six percent of sales of products developed by CPIII. If Centocor does not exercise this option, it will have no rights to the technology or products developed on behalf of CPIII, including ReoPro.

     The Company has entered into indemnity agreements with CPIII and the former limited partners of Centocor Cardiovascular Imaging Partners, L.P. ("CCIP"), and CPII pursuant to which the Company would be obligated, under certain circumstances, to compensate these parties for the fair market value of their respective interests under any license agreements with the Company relating to their respective products which are lost through the exercise by the United States Government of any of its rights relating to the licensed technology. The amount of any such loss would be determined annually by independent appraisal.

Royalties
---------

     The Company is required to make certain future payments to the former limited partners of CCIP and CPII based on sales of products developed by each of the respective partnerships. Upon any exercise by the Company of its option to acquire the limited partnership interests in CPIII, the Company would be required to make future payments to the former limited partners of CPIII, including payments based on any sales of ReoPro. Beginning in 1997, the Company is required to make certain royalty payments to Lilly up to a designated level of sales of ReoPro.

     The Company has entered into agreements to support research at certain research institutions. These agreements, which grant the Company licenses and/or options to license certain technology resulting from the research, generally require the Company to pay royalties to such institutions on the sales of any products that utilize the licensed technology. Further, the Company has licenses under certain patents, patent applications and technology and pays the licensors or their licensees royalties under such agreements.

     All royalties are reflected in cost of sales as incurred. Royalty costs represent a

                  Notes to Consolidated Financial Statements




significant percentage of sales.

Product Liability
-----------------

     The testing and marketing of medical products entails an inherent risk of product liability. The Company maintains limited product liability insurance coverage. Centocor's business may be materially adversely affected by a successful product liability claim in excess of any insurance coverage. There can be no assurance that product liability insurance coverage will continue to be available to Centocor in the future on reasonable terms or at all.

Note 4
Collaborative Arrangements

Relationship with Eli Lilly and Company
---------------------------------------

     In July 1992, Centocor and Lilly entered into a Sales and Distribution Agreement. Under that Agreement, Centocor is principally responsible for developing and manufacturing ReoPro, and Lilly will assist Centocor in the regulatory filings and continued development of ReoPro for various clinical indications. Also, in the event Centocor cannot manufacture ReoPro or under certain other circumstances, such as material breach of the agreement by or the bankruptcy of Centocor, Lilly has the option to assume the manufacture of ReoPro and assure the continued supply of the product, even to the extent of acquiring Centocor's related manufacturing assets at their independently appraised values.

Relationship with Glaxo Wellcome plc
------------------------------------

     In November 1993, Centocor and Glaxo Wellcome plc ("Glaxo Wellcome") entered into an alliance agreement for the development and marketing of certain of Centocor's monoclonal antibody-based cancer therapeutic products, including Panorex. In November 1994, Centocor and Glaxo Wellcome amended their alliance agreement and Glaxo Wellcome became the exclusive worldwide distributor for Panorex. Under the agreement, Glaxo Wellcome is responsible principally for the continuing clinical development of Panorex, and Centocor is responsible principally for manufacturing Panorex and securing regulatory approvals.

                  Notes to Consolidated Financial Statements




Note 5
Cash Equivalents and Investments

     The Company's equity investments classified as available for sale are carried at estimated fair value with unrealized gains and losses recorded as a component of shareholders' equity. The Company's other investments which the Company has the ability and intent to hold to maturity are carried at amortized cost.

     At December 31, 1995, securities classified as available for sale and held to maturity are summarized below (in thousands).


                                                         Estimated
                                          Adjusted       Unrealized       Carrying
                                            Cost      Gains    (Losses)     Value
                                          ---------  --------  ---------  ----------

Investments available for sale:
   Equity securities                       $  3,427   $ 2,342      $  -     $ 5,769
                                           ========  ========  ========   =========


                                                          Estimated
                                           Carrying       Unrealized           Fair
                                             Value     Gains   (Losses)        Value
                                           --------    -----   --------       ------
Investments held to maturity:
   Securities and obligations of
      the U.S. Treasury and other
      U.S. government agencies             $ 70,622    $ 148     $  (2)     $ 70,768
   Certificates of deposit                   32,801        -         -        32,801
   Corporate bonds and
      commercial paper                       24,260       62        (1)       24,321
                                           --------    -----        ---     --------
                                           $127,683    $ 210     $  (3)     $127,890
                                           ========    =====        ===     ========


      At December 31, 1995, these securities were classified as follows (in thousands) :

Cash equivalents                      $ 12,248
Short-term investments                 115,435
Long-term investments                    5,769
                                      --------
                                      $133,452
                                      ========

                  Notes to Consolidated Financial Statements




     The Company has agreed to maintain investments with fair values of $27,500,000 as of December 31, 1995 at certain banks as collateral for loans from those banks. See Note 9.

     At December 31, 1994, securities classified as available for sale and held to maturity are summarized below (in thousands).

                                                   Estimated
                                     Adjusted      Unrealized      Carrying
                                       Cost     Gains    (Losses)    Value
                                     --------  --------  --------  ---------
Investments available for sale:
    Equity securities                 $ 2,919   $     -    $   -    $ 2,919
                                      =======  ========  =======    =======

                                                    Estimated
                                     Carrying       Unrealized       Fair
                                        Value     Gains  (Losses)     Value
                                      -------    ------  -------    -------
Investments held to maturity:
   Securities and obligations of
      the U.S. Treasury and other
      U.S. government agencies       $ 59,485    $    3  $  (242)  $ 59,246
   Certificates of deposit             28,812         -        -     28,812
   Corporate bonds and
      commercial paper                 28,151        12     (112)    28,051
                                      -------  --------  -------    -------
                                     $116,448    $   15  $  (354)  $116,109
                                     ========    ======     ====   ========


     At December 31, 1994, these securities were classified as follows (in thousands):

Cash equivalents                     $ 13,785
Short-term investments                102,663
Long-term investments                   2,919
                                     --------
                                     $119,367
                                     ========

                  Notes to Consolidated Financial Statements




Note 6
Inventory
     Inventory consists of the following (in thousands):


               December 31,                   1995     1994
                                            -------  -------

               Raw materials                $ 4,965  $ 3,564
               Work in process                9,382    8,973
               Finished goods                 6,436    4,145
                                            -------  -------
                                            $20,783  $16,682
                                            =======  =======

     Inventories have various expiration dates. The Company continually evaluates the extent of inventory reserves considered necessary based upon the future regulatory and commercial status of such products. There can be no assurance that reserves for inventories will not be required in the future.

Note 7
Intangibles and Other Assets

     Intangibles and other assets consist of the following (in thousands):


               December 31,                   1995     1994
                                            -------  -------

               Licenses                     $ 4,126  $ 3,517
               Goodwill                       5,502    5,847
               Debt issuance costs            3,854    4,566
               Other                          3,927    4,069
                                            -------  -------
                                            $17,409  $17,999
                                            =======  =======

     Licensing agreements, goodwill and other assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of the asset may not be recoverable. Impairment is evaluated by using identified or expected cashflows.

                   Notes to Consolidated Financial Statements


Note 8
Accrued Expenses

     Accrued expenses consist of the following (in thousands):


December 31,                                 1995     1994
                                           -------  -------

Compensation                               $ 3,191  $ 2,621
Interest                                     5,473    6,681
Research                                     4,942    3,790
Other                                       12,533   13,286
                                           -------  -------
                                           $26,139  $26,378
                                           =======  =======


Note 9
Debt

        Note Payable

     Note payable at December 31, 1995 and 1994 consists of $7,500,000 and $6,897,000, respectively, of borrowings under short-term notes at an interest rate of 5.26 percent per annum at December 31, 1995, payable in Dutch guilders no later than March 28, 1996. These borrowings are secured by investments at the lending bank of $7,500,000 (see "Loan Covenants").


        Long-term debt

        Long-term debt consists of the following (in thousands):


December 31,                                       1995        1994
                                                  ------      ------
7-1/4% Convertible Notes                         $106,640    $106,640
6-3/4% Convertible Debentures                     125,000     125,000
Mortgage Debt                                       9,101      15,941
Long-term Note                                      9,188      10,241
                                                 --------    --------
                                                  249,929     257,822
Current Portion                                   (18,289)    (26,182)
                                                 --------    --------
                                                 $231,640    $231,640
                                                 ========    ========

                  Notes to Consolidated Financial Statements




        7-1/4% Convertible Notes

     On January 28, 1991, the Company issued $106,645,000 principal amount of 7-1/4% Convertible Notes due February 1, 2001. The 7-1/4% Convertible Notes are convertible by the holders into approximately 3,843,000 shares of the Company's Common Stock at a conversion price of $27.75 per share at any time prior to redemption or maturity. The 7-1/4% Convertible Notes are subordinated in right of payment to senior indebtedness at December 31, 1995 of $25,789,000 and all future senior indebtedness of the Company, and rank pari passu with the 6-3/4% Convertible Debentures described below. The 7-1/4% Convertible Notes are redeemable by the Company for cash in whole or in part until February 1, 2001 at amounts ranging up to 105 percent of the principal amount of the 7-1/4% Convertible Notes. The Company may be required to redeem the 7-1/4% Convertible Notes at their principal amount at the option of the holders of the 7-1/4% Convertible Notes in certain limited circumstances, including a change in control of the Company. See Note 20.

        6-3/4% Convertible Debentures

     On October 16, 1991, the Company issued $125,000,000 principal amount of 6-3/4% Convertible Debentures due October 16, 2001. The 6-3/4% Convertible Debentures are convertible by the holders into approximately 2,049,000 shares of the Company's Common Stock at a conversion price of $61.00 per share at any time prior to redemption or maturity. The 6-3/4% Convertible Debentures are subordinated in right of payment to senior indebtedness at December 31, 1995 of $25,789,000 and all future senior indebtedness of the Company, and rank pari passu with the 7-1/4% Convertible Notes. The 6-3/4% Convertible Debentures are redeemable by the Company for cash in whole or in part until October 16, 2001 at amounts ranging up to 104 percent of the principal amount of the 6-3/4% Convertible Debentures. The Company may be required to redeem the 6-3/4% Convertible Debentures at their principal amount at the option of the holders of the 6-3/4% Convertible Debentures in certain limited circumstances, including a change in control of the Company.

        Mortgage Debt

     Mortgage loans have been used to finance a portion of the acquisition and expansion of certain of the Company's facilities in the United States and The Netherlands. These loans are generally secured by the related land and buildings. In the United States, the Company repaid such a loan on its maturity date of May 1, 1995 in the amount of $6,442,000. A Netherlands loan, with an outstanding balance of approximately $6,125,000 at December 31, 1995, is payable in Dutch guilders and bears interest at an annual rate of 8-1/4 percent

                  Notes to Consolidated Financial Statements




through its final maturity date of September 30, 2011. At December 31, 1995 and 1994 these loans are classified as short-term debt (see "Loan Covenants").

        Long-term Note

     The Company borrowed $9,188,000 under a 9-1/2 percent long-term note which is payable in Dutch guilders. At December 31, 1995 and 1994, this loan is classified as short-term (see "Loan Covenants").

        Loan Covenants

     Agreements covering $18,289,000 of the Company's outstanding debt balances contain certain financial and non-financial covenants, including the maintenance of minimum equity and cash balances and compliance with certain financial ratios. The Company is currently not in compliance with certain of these covenants; however, the Company has obtained waivers of such covenants on the condition that it maintains certain investments at the lending bank, which at December 31, 1995 totalled $20,000,000. The Company has classified the $18,289,000 of debt as short-term. Additionally, $7,500,000 of the Company's short-term debt is secured by investments at the lending bank of $7,500,000. If cash flows continue to be negative, the Company's ability to service its debt may be impaired.

        Other

     Scheduled repayments on the mortgage debt and long-term note pursuant to the terms of the related loan agreements are as follows:


        Year ending December 31,
        1996         $  2,692,000
        1997            2,809,000
        1998            2,814,000
        1999            2,818,000
        2000            2,261,000
        Thereafter      4,895,000

     The fair value of the Company's long-term debt at December 31, 1995, principally determined by quoted market prices, was $241,419,000 as compared to its carrying value of $231,640,000. The carrying amount of the Company's debt classified as short-term at December 31, 1995 approximates its fair value.

                  Notes to Consolidated Financial Statements




Note 10
Shareholders' Equity

        Capital Stock

     In 1995 the Company issued 1,388,000 shares of its Common Stock par value $.01 per share ("Common Stock") in connection with the exercise of options and warrants. In 1994, the Company issued 7,014,000 shares of its Common Stock pursuant to the terms of an exchange offer as described in Note 13, 6,151,000 shares of its Common Stock in connection with the exercise of options and warrants and 140,000 shares pursuant to the terms of the extension of the alliance agreement with Glaxo Wellcome. In 1993, the Company issued 2,000,000 shares of its Common Stock pursuant to the terms of an agreement with Glaxo Wellcome. At December 31, 1995, approximately 14,571,000 shares of Common Stock were reserved for issuance upon exercise of warrants and stock options, pursuant to employee retirement savings and stock award plans and agreements, and upon conversion of convertible debt securities. Additionally, at December 31, 1995, approximately 365,000 shares of preferred stock were reserved for issuance under a shareholder rights plan which is further described below. See Note 20.

        Warrants

     At December 31, 1995, warrants to purchase approximately 700,000 shares of the Company's Common Stock were outstanding. The specific exercise prices per share and exercise periods of such warrants are set forth below (in thousands except per share amounts):


Shares Issuable
Upon Exercise         Exercise Period                             Exercise Price Per Share
----------------      ---------------                             ------------------------



    446           Through February 28, 1996                               $13.33
    127           January 1, 1996 through December 31, 1996               $64.50
    127           January 1, 1996 through December 31, 1997               $49.75


Stock Option and Restricted Stock Award Plans

     The Company maintains stock option plans pursuant to which options to purchase a total of approximately 9,050,000 shares of its Common Stock have been authorized for grant to the Company's employees and to its non-employee directors. Under the terms of these plans, the option exercise price may not be less than the fair market value of the underlying stock at the time the option is granted. The options granted under these plans generally expire upon the earlier of the termination of the optionee's employment or service or ten years from the date of the grant. Additionally, non-qualified stock options have been granted to certain directors and employees of, and certain consultants to, the Company pursuant to non-qualified stock option agreements with terms similar to those set forth in the plans. The

                  Notes to Consolidated Financial Statements




following table summarizes the activity with respect to the Company's stock options (in thousands except per share amounts):


For the Years ended December 31,
                     1995                      1994                    1993
             Options  Exercise Price  Options   Exercise Price  Options   Exercise Price
Outstanding,
beginning
of year       4,958     $6.500-53.50    5,770      $6.50-53.50   5,948    $7.38-56.00
Granted         713     $9.875-24.00      726      $9.13-17.94   2,681    $6.50-14.13
Exercised      (678)    $6.875-31.75     (685)     $6.88-16.00    (304)   $7.38-12.00
Canceled       (336)    $6.500-53.50     (853)     $6.88-51.75  (2,555)   $6.88-56.00
              -----     ------------    -----      -----------  ------    -----------
Outstanding,
end of year   4,657     $6.875-51.75    4,958      $6.50-53.50   5,770    $6.50-53.50
              =====     ============    =====      ===========  ======    ===========


     During 1993, a substantial number of outstanding options were canceled in exchange for the grant of fewer options with an exercise price equal to the fair market value at date of grant of $7.125 per share. At December 31, 1995, options to purchase a total of approximately 2,887,000 shares of Common Stock were exercisable, and approximately 1,770,000 options become exercisable as follows (in thousands):


Years ending December 31,          Shares
-------------------------          ------

1996                                 554
1997                                 712
1998                                 312
1999                                 152
2000                                  40


     The Company maintains a Restricted Common Stock Award Plan, pursuant to which a total of approximately 2,000,000 shares of the Company's Common Stock have been authorized for award to eligible employees. The number of shares awarded in each year and the terms under which such shares vest are determined by the Board of Directors at the time of the award. Generally, a portion of the shares awarded vests annually over a period of five years from the date of the award. As of December 31, 1995, awards of approximately 255,000 shares of the Company's Common Stock were outstanding and are scheduled to vest in the following periods (in thousands):

                  Notes to Consolidated Financial Statements


Years ending December 31,            Shares
-------------------------            ------
1996                                   87
1997                                   70
1998                                   64
1999                                   34


     The terms of options unexercisable as of December 31, 1995 for an aggregate of approximately 1,178,000 shares and restricted stock awards unvested as of December 31, 1995 for an aggregate of approximately 187,000 shares provide for the acceleration of the exercisability of such options and the vesting of such restricted stock awards upon the occurrence of certain events constituting a change in control of the Company. Further, in such event, the holders of approximately 2,747,000 options may then choose to receive cash through the exercise of a limited stock appreciation right in lieu of exercising their options.

        Qualified Savings and Retirement Plan

     The Company maintains a Qualified Savings and Retirement Plan for the benefit of its employees. Employees' benefits are based solely on the employees' discretionary contributions and the Company's discretionary matching contributions, which the Company generally makes in its Common Stock. Employee contributions to the Plan may be invested in various instruments, including the Company's Common Stock, at the discretion of the employee.

        Shareholder Rights Plan

     The Company maintains a Shareholder Rights Plan ("Rights Plan"). Under the Rights Plan, each common shareholder receives one-half of one Right (a "Right") for each share of Common Stock held. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at an exercise price of $170. The Rights will become exercisable and will detach from the Common Stock in the event any individual or group acquires 20 percent or more of the Common Stock, or announces a tender or exchange offer which, if consummated, would result in the ownership by that person or group of at least 30 percent of the Common Stock.

     If, following an acquisition of 20 percent or more of the Common Stock, the Company is acquired by any person in a merger or other business combination transaction or sells more than 50 percent of its assets or earning power to any person, each Right will entitle the holder to purchase, for the exercise price, common stock of the acquiring company with a value of twice the exercise price. In addition, if any person acquires 30 percent or more of the Common Stock, each Right will entitle the holder, other than an acquiring person, to purchase Common Stock of the Company with a value of twice the exercise price. The Rights also provide for protection against self-dealing transactions by a 20 percent shareholder.

                  Notes to Consolidated Financial Statements




     The Company may redeem the Rights at $.02 per Right at any time until the tenth day after the acquisition by a person or group beneficially owning 20 percent or more of its Common Stock. The Rights will expire on September 26, 1998 unless earlier redeemed.

Note 11
Geographic and Customer Information


      Geographic Information (in thousands)
                                           Income     Identifiable
Years ended December 31,      Revenue      (Loss)        assets

1995
United States                 $35,272     $(61,208)      $160,094
Europe                         43,466        4,076        100,190
Other                             178            -              -
                              -------     ---------      --------
                              $78,916     $(57,132)      $260,284
                              =======     =========      ========

1994
United States                 $59,294     $(112,266)     $233,208
Europe                          7,932       (14,392)       72,707
                              -------     ---------      --------
                              $67,226     $(126,658)     $305,915
                              =======     =========      ========

1993
United States                 $66,655     $ (72,601)     $211,411
Europe                          9,275        (1,778)       69,628
                              -------     ---------      --------
                              $75,930     $ (74,379)     $281,039
                              =======     =========      ========


        Customer Information

      During 1995, approximately 50% of the Company's total product sales were to three customers: Lilly, Glaxo Wellcome and Toray-Fuji Bionics, Inc. During 1994, approximately 60% of the Company's total product sales were to four customers: Abbott Laboratories, Boehringer Mannheim GmbH, CIS bio International and Toray-Fuji Bionics, Inc.

                  Notes to Consolidated Financial Statements




Note 12
Contract Revenues

        Lilly Related
        -------------

     Pursuant to the Company's agreements with Lilly, the Company recognized revenues of $10,000,000, $9,500,000 and $5,000,000 for the years ended December 31, 1995, 1994 and 1993, respectively, related to the achievement of ReoPro milestones.

        Glaxo Wellcome Related
        ----------------------

     Pursuant to the Company's agreements with Glaxo Wellcome, the Company recognized revenues of $14,000,000 and $10,000,000 for the years ended December 31, 1994 and 1993, respectively, principally related to the reimbursement of prior expenses and achievement of milestones associated with Panorex. Glaxo Wellcome may make certain future payments to the Company based on the achievement of certain milestones related to Panorex.

        Related Party Research & Development
        ------------------------------------

     During 1994 and 1993, the Company conducted research and development under a contract with Tocor II. Under the contract, the Company received reimbursement of its costs plus a management fee. Such revenues were recorded net of amortization of deferred costs resulting from the issuance of warrants to Tocor II Unitholders. See Note 13 for a discussion of an exchange offer which resulted in the termination of the research and development contract and services agreement.

     For the years ended December 31, 1994 and 1993, revenues related to the Tocor II research program were $1,652,000 and $10,109,000 respectively. Expenses incurred, including general and administrative expenses for the years ended December 31, 1994 and 1993 were $1,915,000 and $11,741,000 respectively.

     Additionally, the Company incurred expenses of $29,900,000, $22,850,000, and $19,389,000, for the years ended December 31, 1995, 1994 and 1993, respectively, representing aggregate CPIII research costs funded by the Company in order to continue the progress of the research program and to preserve the value of its purchase option. See Note 3.

        Other
        -----

     The Company has entered into various commercialization agreements under which it has recognized revenues from non-refundable fees or milestone payments in support of its research and development efforts. Revenues recorded under these agreements amounted to $3,915,000, $2,090,000, and $2,750,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

                  Notes to Consolidated Financial Statements




Note 13
Charge for Acquired Research and Development

     In February 1994, the Company initiated the exchange offer pursuant to which the Company offered to exchange 3.2 shares of its Common Stock for each of the 2,250,000 outstanding Tocor II Units tendered. Each Unit consisted of one share of callable common stock of Tocor II, one callable warrant to purchase one share of Centocor Common Stock and one Series T warrant to purchase one share of Centocor Common Stock (the "Warrants"). The exchange offer expired at the close of business on March 11, 1994, at which time the Company accepted all of the 94 percent of the Tocor II Units tendered in exchange for approximately 6,793,000 shares of its Common Stock, thereby increasing shareholders equity by $81,607,000. The transaction was accounted for as a purchase and the Company allocated the excess of the consideration paid over the net assets of Tocor II to the value of the acquired research and development. The Company recorded a charge to earnings in the first quarter of 1994 of $36,966,000 representing principally the cost allocated to the acquired research and development. In connection with the transaction, the Company acquired $50,124,000 of cash and short-term investments and warrants with a value of $8,492,000 which were retired. The unaudited comparative statement of operations data excluding the charge for acquired research and development, assuming the exchange offer was consummated as of January 1, 1993, would have been as follows (in thousands except per share amounts):


     Statements of                   For the twelve months ended December 31,
     Operations Data                        1994                  1993
     ---------------                        ----                  ----
     Revenues                             $ 65,574              $ 65,821
     Loss                                 $(90,963)             $(83,143)
     Loss per share                         $(1.78)               $(1.72)

     Effective March 30, 1994, each remaining share of Tocor II callable Common Stock ("Tocor II Shares") was converted into 2.88 shares of the Company's Common Stock through a merger of Tocor II into a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger, holders of Tocor II Shares at the time of the merger were required to surrender the certificates representing Tocor II Shares to an exchange agent in exchange for certificates representing Common Stock of the Company. Through December 31, 1995, stock certificates representing 222,000 shares of the Company's Common Stock had been delivered by the exchange agent in connection with the merger. If all of the remaining Tocor II Shares are surrendered to the exchange agent, stock certificates representing an additional 145,000 shares of the Company's Common Stock will be delivered. Shares of the Company's Common Stock into which the Tocor II Shares were converted by the merger are not classified as issued and outstanding until the delivery by the exchange agent of the stock certificate representing such shares. Warrants not tendered as part of Units in the exchange offer remain outstanding.

                  Notes to Consolidated Financial Statements




Note 14
Other Income (Expenses)

     The Company recorded a charge to earnings of $3,750,000 and $1,275,000 for the years ended December 31, 1995 and December 31, 1994, respectively, in connection with the settlement of certain litigation. During 1994 and 1993, respectively, the Company recorded a charge to earnings of $3,649,000 and $2,477,000 representing an unrealized loss due to the other than temporary decline in the market value of marketable equity investments below the Company's cost for such investments. Other income (expenses) also includes the Company's equity share of the gain and/or losses of an investee company.

Note 15
Income Taxes

     The components of the deferred tax assets are as follows as of December 31, 1995 and 1994 (in thousands):

                                              1995            1994
Tax credits                                 $   5,424       $   5,424
Loss carryforwards                            229,855         199,375
Acquired research                              30,357          35,215
Facilities and equipment                        2,326           2,443
Depreciation                                      977             819
Investments                                     1,553           2,947
                                            ---------       ---------

Total                                         270,492         246,223
Valuation reserve                            (270,492)       (246,223)
                                            ---------       ---------
Net deferred tax assets                     $       -       $       -
                                            =========       =========

     The Company recorded a charge for acquired research and development of $36,966,000 in 1994, which was not deductible for U.S. tax purposes. Additionally, at December 31, 1995, the Company had research and development tax credits and other tax credits of $5,043,000 substantially all with expiration dates ranging from 1999 to 2008, and minimum tax credits of $381,000 which do not expire.

     Realization of net deferred tax assets related to these items is dependent on future earnings, which are uncertain. Accordingly, a valuation reserve was recorded by the Company and, therefore, the Company had no net deferred tax assets at December 31, 1995.

     Of the $270 million valuation allowance at December 31, 1995, $7.6 million relating to deductions for non-qualified stock options will be credited to paid in capital if realized. At December 31, 1995 there were unused foreign tax subsidies that may be used to offset foreign taxable income of approximately $30 million. The Company had net operating loss carryforwards available in the United States for federal income tax purposes of approximately $590 million which will begin to expire at various dates from the year 2005 to 2010. Net operating loss carryforwards may be also be subject to various annual and other limitations on the amounts to be utilized.

Note 16
Leases

     The Company is lessee under various non-cancelable operating leases, covering certain of the Company's facilities and equipment. The facility leases generally provide for the Company to pay all taxes and operating costs associated with the facility.

                  Notes to Consolidated Financial Statements




     The aggregate minimum rental commitments of leases are as follows (in thousands):


     Years ending December 31,

     1996                                                 $2,709
     1997                                                  2,337
     1998                                                  1,782
     1999                                                  1,470
     2000                                                    777
     Thereafter                                            4,078

     Rent expense was $3,308,000, $3,189,000, and $5,428,000, for the years ended December 31, 1995, 1994, and 1993, respectively.

Note 17
Supplemental Information on Cash Flows

     Interest paid, net of amounts capitalized, was $18,358,000, $19,192,000, and $19,421,000, in 1995, 1994, and 1993, respectively.

     During 1994, the Company issued 7,014,000 shares of Common Stock, resulting in a noncash increase to additional paid-in capital of $25,643,000 and acquired cash and short-term investments of $50,124,000 in connection with an exchange offer more fully described in Note 13.

Note 18
Quarterly Financial Data (unaudited)


                                    (In thousands except per share data)
Three Months Ended            March 31    June 30   September 30   December 31
------------------            --------    -------   ------------   -----------

1995
   Total revenues             $23,995    $20,754      $19,155        $15,012
   Sales                       19,319     17,754       15,860         12,068
   Gross profit from sales     10,694      9,683        8,589          6,869
   Net loss                    (8,242)   (17,309) (1) (12,155)       (19,426) (2)
   Net loss per share           $(.14)     $(.30)       $(.21)         $(.33)


                  Notes to Consolidated Financial Statements





Three Months Ended          March 31        June 30   September 30   December 31
------------------          --------        -------   ------------   -----------
1994
   Total revenues           $15,273         $16,384      $12,927      $ 22,642
   Sales                      9,829          12,114        9,319         8,722
   Gross profit from sales    6,199           7,643        5,667         4,491
   Net loss                 (50,637) (3)    (15,418)     (17,579)      (43,024) (4)
   Net loss per share        $(1.13)          $(.30)       $(.34)        $(.83)

(1) During the second quarter of 1995, the Company recorded a reserve of $3,750,000 relating to the settlement of litigation.
(2) During the fourth quarter of 1995, the Company recorded restructuring charges of $1,642,000 relating to severance costs.
(3) During the first quarter of 1994, the Company recorded a charge for acquired research and development of $36,966,000 in connection with the exchange offer as discussed in Note 13.
(4) During the fourth quarter of 1994, the Company recorded a charge of $17,098,000 representing a royalty buyout related to ReoPro. Additionally, the Company recorded charges of $7,870,000 in connection with the writedown of certain facilities and equipment, and $1,275,000 in connection with the settlement of certain litigation. See Note 19.

Note 19
Other Charges

     In 1995, the Company recorded a charge of $1,642,000 representing severance costs in connection with the downsizing of its workforce. In 1994, the Company elected to buyout a future royalty obligation and, as a result, recorded a charge of $17,098,000 representing such buyout. Additionally in 1994, the Company recorded a charge of $7,870,000 in connection with the write-down of certain facilities and equipment. In 1993, the Company recorded restructuring charges of $9,387,000 consisting principally of severance related costs incurred in connection with the downsizing of its work force, and reserves for certain fixed assets which are no longer used or have been subsequently disposed. At the Company's present level of operations, the Company currently maintains idle facilities and equipment. The Company continually evaluates the future needs for its facilities and equipment. There can be no assurance that reserves to further reduce the carrying value of certain fixed assets, other royalty buyout arrangements, or other charges will not be required in the future.

     Also in 1993, the Company recorded charges related to HA-1A inventory of $3,500,000. The Company continually evaluates the extent of inventory reserves considered necessary based upon the future regulatory and commercial status of such products. There can be no assurance that reserves for inventories will not be required in the future.

                  Notes to Consolidated Financial Statements




Note 20
Subsequent Event

     In January 1996, the Company filed a Registration Statement to register and then offer 3,500,000 shares of the Company's Common Stock, par value $.01 per share.

     Upon the completion of the offering, the Company intends to call for redemption the 7 1/4% Convertible Notes at a redemption price of 103.222% of the outstanding principal amount. At December 31, 1995, the outstanding principal amount of the 7 1/4% Convertible Notes was $106,640,000. If, at the time of redemption, the market price of Centocor's Common Stock exceeds the $28.64 per share effective conversion price of the 7 1/4% Convertible Notes, Centocor anticipates that some or all of the holders of the 7 1/4% Convertible Notes will exercise their rights to convert the 7 1/4% Convertible Notes into the Company's Common Stock. To the extent the holders do not exercise such rights, the Company intends to use the proceeds from this offering to redeem the 7 1/4% Convertible Notes remaining outstanding. If the U.S. Underwriters' over-allotment option is not exercised and none of the 7 1/4% Convertible Notes are converted, the Company intends to use approximately $1,167,000 of cash on hand in addition to the net proceeds from the offering to redeem the 7 1/4% Convertible Notes.

     The balance of the proceeds not used to redeem 7 1/4% Convertible Notes, if any, will be utilized for working capital and other corporate purposes, which may include expenses associated with the development and clinical testing of therapeutic products, reduction of debt, purchase of the CPIII partnership interests and other acquisitions. The Company is not currently in discussions with respect to any acquisitions. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

     The unaudited pro forma condensed balance sheet, assuming the stock offering was consummated and adjusted for the redemption of the 7 1/4% Convertible Notes as of December 31, 1995 would have been as follows:


                                    (In thousands)
     Balance Sheet Data           December 31, 1995
     ------------------           -----------------
     Cash and investments               $136,039
     Total Assets                        257,260
     Long- term debt                     125,000
     Shareholders' equity                 74,220

                                                                     SCHEDULE II

                        CENTOCOR, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                    Balance    Charged to              Balance    Charged to              Balance    Charged to             Balance
                       at      Costs and                  at      Costs and                  at      Cost and                  at
Classification      12/31/92   Expenses   Deductions   12/31/93   Expenses   Deductions   12/31/94   Expenses   Deduction   12/31/95
--------------      --------   ---------- ----------   --------   ---------- ----------   --------   ---------- ---------   --------
Inventory Reserves  $68,306    $3,500 (1) ($7,063)     $64,743    $3,609     ($53,472)    $14,880    $2,094     ($15,938)   $1,036
                    ---------------------------------------------------------------------------------------------------------------

1) The Company recorded reserves for HA-1A inventories of $3,500,000 in 1993 due to the uncertainties regarding future HA-1A sales resulting from the current regulatory and commercial status of HA-1A.

                          Independent Auditors' Report




The Board of Directors and Shareholders
Centocor, Inc.:

We have audited the accompanying consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centocor, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
February 14, 1996